Exhibit 99.5
Internal Reference: 85445
November 21, 2005
LED I, LLC (“Counterparty”)
Attn: Jamie Knez
Tel: 847-291-5707
Fax: 847-291-5807
Forward Purchase Transaction Cash or Physical Settlement Rule 144 Interpretive Letter—DBSI Reference No. 85445
Dear Sir or Madam:
The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Deutsche Bank AG acting through its London branch (“Deutsche”) and Counterparty on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.
DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THIS TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).
The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions, the terms of this Confirmation will govern.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5
1. This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates. Upon execution by Deutsche and Counterparty this Confirmation will supplement, form part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (Multicurrency — Cross Border as if we had executed the ISDA Form on the Trade Date of the first such Transaction between us in such form with the Schedule thereto (i) specifying only that (a) the governing law is the law of the State of New York without reference to choice of law doctrine and (b) the Termination Currency is U.S. Dollars, (ii) incorporating the addition to the definition of “Indemnifiable Tax” contained in (page 49 of) the ISDA “Users Guide to the 2002 ISDA Master Agreement” and (iii) incorporating any other modifications to the ISDA Form specified below.
     Modifications to the ISDA Form:
(a)	“Threshold Amount” means, with respect to Deutsche: 3% of its shareholders’ equity (i.e., the sum of capital and disclosed reserves as reported in the most recently published annual audited consolidated financial statements of Deutsche).

“Threshold Amount” means, with respect to Counterparty: $50,000,000
(b)	The “Cross Default” provision of Section 5(a)(vi) of the ISDA Form will apply to both parties and is hereby amended by adding the following at the end thereof:
“and, in either case, if, and only if, the other party determines in good faith that it has reasonable grounds to conclude that the performance by the Defaulting Party of its financial obligations hereunder is endangered.”
If such Section 5(a)(vi) applies:
For Deutsche and Counterparty, “Specified Indebtedness” will mean all obligations of that person identified as Specified Indebtedness in Section 14 of the ISDA Form (except as excluded in the proviso to this definition below), as well as all reimbursement obligations in respect of letters of credit or financial guaranty insurance or surety bonds issued for the account of that person, provided, however, that obligations in respect of interbank deposits received shall not constitute Specified Indebtedness for purposes of clause (2) of Section 5(a)(vi) of the ISDA Form to the extent they are not paid when due only as the result of inadvertence or administrative error.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5
2.	The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Seller:	Counterparty

Buyer:	Deutsche

Shares:	The common stock, USD .01 par value per share, of ACCO Brands Corporation (the “Issuer”) (Security Symbol: “ABD”)

Number of Shares:	1,467,125, as may be reduced in the manner set forth opposite the caption “Hedging Period” below and as may be further adjusted from time to time pursuant to the provisions hereof

Leg-In Price:	The volume weighted average price per share at which Deutsche executes sales (calculated by the Calculation Agent as the quotient obtained by dividing the net proceeds of such sales by the net number of shares sold in such sales) of Shares in the open market during the Hedging Period in connection with this Transaction, or such other price as the parties may agree.

Forward Cap Price:	The USD price per share equal to 108.15% of the Leg-In Price.

Forward Floor Price:	The USD price per share equal to 97.00% of the Leg-In Price.

Notional Amount:	The US dollar amount equal to the product of the Leg-In Price and the Number of Shares.

Payment Terms:	On the Settlement Date, Counterparty will deliver to Deutsche the Number of Shares to be Delivered and Deutsche will deliver to Counterparty the Maximum Amount; provided, however that Counterparty may, from time to time, elect for Periodic Payments to be made to it by Deutsche in accordance with the provisions set forth below. In the event such Periodic Payments are made, on the Settlement Date, Deutsche will complete its payment obligation by paying to Counterparty the Outstanding Amount on such date. The “Maximum Amount” is equal to the Forward Floor Price multiplied by the Number of Shares.

Payment Period:	The period commencing on the date three (3) Exchange Business Days after the Effective Date and ending on the date five (5) Exchange Business Days prior to the scheduled Valuation Date.

Periodic Payment:	Counterparty may from time to time designate a date on which a Periodic Payment will be made as described herein. Such designation will be made by providing Deutsche with (i) at least five (5) Exchange Business Days’ prior written notice of the Currency Business Day during the Payment Period (a “Periodic Payment Date”) on which such payment is to be made, and (ii) notice of the amount of such payment, stated as an amount in USD equal to all or a portion of the Outstanding Amount (the “Periodic Payment Portion”). Unless the Periodic Payment Portion is equal to the entire Outstanding Amount on such Periodic Payment Date, such Periodic Payment Portion shall be equal to at least 20% of the Maximum Amount.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

On the Periodic Payment Date, Deutsche shall pay to Counterparty an amount in USD equal to the present value of the Periodic Payment Portion (as determined by the Calculation Agent using a discount rate equal to the Interpolated LIBOR Rate for the period from such Periodic Payment Date to the Settlement Date, plus 0 basis points).

Outstanding
Amount:	As of any date, an amount in USD equal to the excess, if any, of the Maximum Amount over the Net Payment as of such date. As of any date, the “Net Payment” will be an amount in USD equal to the sum of the Periodic Payment Portions for all Periodic Payment Dates occurring on or prior to such date

Interpolated LIBOR
Rate:	A discount rate equal to (i) for any period of 12 months or less, the rate determined by the Calculation Agent using USD-LIBOR-BBA for the Designated Maturity of such period (as such terms are defined in the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.), and, if appropriate, using linear interpolation between USD-LIBOR-BBA for the Designated Maturity that corresponds most closely to, but is longer than, such period, and USD-LIBOR-BBA for the Designated Maturity that corresponds most closely to, but is shorter than, such period, or (ii) for any period of more than 12 months, the rate determined by the Calculation Agent using the “offer side” U.S. Dollar Swap rate posted on Bloomberg Financial Markets (“Bloomberg”) Page “SWYC23” (or any successor or replacement page) for the Designated Maturity of such period and, if appropriate, using linear interpolation between the “offer side” U.S. Dollar Swap rate posted on such page for the Designated Maturity that corresponds most closely to, but is longer than, such period, and the “offer side” U.S. Dollar Swap rate posted on such page for the Designated Maturity that corresponds most closely to, but is shorter than, such period; provided that, in either case, the Calculation Agent shall make such adjustments to such rates as are appropriate to reflect continuous compounding (and not semi-annual, or other method of, compounding) over such period.

Deutsche’s Conditions to
Payment:	The obligation of Deutsche to make a payment on the Settlement Date or any Periodic Payment on any Periodic Payment Date is subject to the following conditions: (i) the representations and warranties of Counterparty set forth herein (including Exhibit A) shall be true and correct as of such dates; (ii) Counterparty shall not have breached any agreement set forth herein (including Exhibit A); (iii) Counterparty shall have executed this Confirmation; (iv) Counterparty shall have delivered to Deutsche or any Collateral Custodian (as defined below) the Collateral required to be delivered; and (v) an Event of Default or event that, with the lapse of time or the giving of notice or both, could become an Event of Default as of the Settlement Date, has not occurred and is not continuing as of the Settlement Date.

Variable Obligation:	Applicable

Settlement Date:	The third Exchange Business Day following the Valuation Date.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange, or any successor to such exchange or quotation system.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

Related Exchange(s):	Any relevant exchange or recognized quotation system (and any other successor thereto) on which futures and/or options contracts on Shares are traded, as determined by the Calculation Agent.

Calculation Agent:	Deutsche

Hedging Period:	During the period (the “Hedging Period”) commencing on the Trade Date and ending upon a date (the “Cut-Off Date”) that is the earliest to occur of (x) any date on which Counterparty notifies Deutsche that Counterparty has come into possession of material non-public information regarding the Issuer and (y) the Exchange Business Day on which Deutsche completes the sale of the full Number of Shares (such earliest date, the “Last Hedging Date”), Deutsche will make a good faith effort to sell in connection with this Transaction the full Number of Shares as provided below. Promptly following the Last Hedging Date, Deutsche shall provide written notice (a “Final Pricing Notice”) to Counterparty, substantially in the form of Exhibit A, specifying the Effective Date, the Number of Shares, the Leg-In Price, the Forward Floor Price and the Forward Cap Price. If Deutsche does not sell the full Number of Shares in connection with this Transaction by the 4:00 p.m. close of trading on the Exchange on the Cut-Off Date, Deutsche shall notify Counterparty in the Final Pricing Notice that the Number of Shares shall be reduced to such number as Deutsche has sold in accordance with this paragraph. Deutsche’s calculations and determinations shall be conclusive and binding absent manifest error.

Deutsche agrees that it will conduct its selling activities as described above in accordance with the interpretive letter from the Securities and Exchange Commission (the “SEC”) dated December 20, 1999 (the “Interpretive Letter”) regarding variable delivery forward contracts, it being understood that Deutsche will introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Shares in a manner consistent with the manner-of-sale conditions described in paragraphs (f) and (g) of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “1933 Act”).

Valuation:

Valuation Time: At the 4:00 p.m. close of trading on the Exchange.

Valuation Date: November 21, 2006

Settlement Price:	The arithmetic mean of the Relevant Prices of the Shares on each Averaging Date.

Averaging:	Section 6.7 of the Equity Definitions will apply to this Transaction; provided that for purposes of Section 6.7(c)(iii) of the Equity Definitions, the Settlement Date shall be treated as if it were a Cash Settlement Payment Date.

Relevant Price: In respect of an Averaging Date, the official closing price per Share published by the Exchange at the Valuation Time on such Averaging Date.

Averaging Dates:	Each of the ten (10) consecutive Exchange Business Days prior to, and including, the Valuation Date.

Averaging Date Market
Disruption:	In respect of a particular Market Disruption Event, at the election of the Calculation Agent, Modified Postponement shall apply

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

Settlement Terms:

Free Shares:	Shares that comply with Section 9.11 of the Equity Definitions

Settlement Method Election:	Applicable

Default Settlement Method:	Physical Settlement

Electing Party:	Counterparty

Settlement Method Election Date:	Twenty (20) Exchange Business Days prior to the scheduled initial Averaging Date.

Cash Settlement Payment Date (if applicable):	Three (3) Currency Business Days after the scheduled Valuation Date

Share Adjustments:

Method of Adjustment	Calculation Agent Method of Adjustment

Dividends:

Dividend Period:	The period commencing on and including the Trade Date and ending on but excluding the final Valuation Date.

Extraordinary Dividend:	Any cash dividend or distribution declared on the Shares that is greater than the Expected Dividend Amount and any other non-cash dividend declared on the Shares. The value of any non-cash dividend will be determined by the Calculation Agent.

Expected Dividend Amount: $0.00

Excess Dividend Amount:	The product of an Extraordinary Dividend and the Number of Shares; provided that for the purposes of Consequences of An Extraordinary Dividend, the Excess Dividend Amount means the product of an Extraordinary Dividend and the number of shares equal to the short positions maintained by Deutsche as a hedge to this Transaction at the Valuation Time on the ex-dividend date.

Consequences of	Upon the payment by the Issuer of any Extraordinary Dividend, the parties agree that:

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

An Extraordinary Dividend:
an amount equal to the Excess Dividend Amount shall be payable by Seller to Buyer on the Extraordinary Dividend Payment Date and not as part of settlement; for the avoidance of doubt, the declaration or payment of an Extraordinary Dividend shall not be a Potential Adjustment Event.

“Extraordinary Dividend Payment Date” means the second Business Day following the date that such Extraordinary Dividend is paid by the Issuer to holders of record of a Share

Dividend Payment Date:
Two (2) Exchange Business Days following the date on which the Issuer pays the Excess Dividend Amount, as determined and calculated by the Calculation Agent in its sole discretion, to holders of Shares (or, in the event such Extraordinary Dividend consists of property other than cash, causes such property to be distributed or delivered to the holders of Shares).

Extraordinary Events:

New Shares:	The definition of “New Shares” in Section 12.1(i) of the Equity Definitions shall apply provided however that:-

(a) if the Exchange mentioned therein is within the United States, the definition of “New Shares” in Section 12.1(i) shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors)”.;

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party	Deutsche

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party	Deutsche

Composition of Combined Consideration:	Inapplicable

Nationalization, Insolvency or De-listing:	Cancellation and Payment

Determining Party	Deutsche

De-listing:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions and for the avoidance of doubt, it will constitute a De-listing if the Exchange

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors).

Additional Disruption Events:

Change in Law:	Applicable, except that Section 12.9a(ii) is amended by the replacement of the word “Shares” with “Hedge Positions” and the replacement of the words in the last three lines starting “...or (Y) it will incur...” to “...on its tax position);” with the words “unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction”

Failure to Deliver:	Applicable

Insolvency Filing:	Inapplicable

Hedging Disruption:	Applicable

Hedging Party:	Deutsche

Increased Cost of Hedging:	Applicable

Hedging Party:	Deutsche

Increased Cost of Stock Borrow:	Applicable. For the avoidance of doubt, “Initial Stock Loan Rate” shall be 50 bps and refers to the basis point fee used by stock lenders for the specific Shares underlying the Transaction and does not include the prevailing interest rate.

Hedging Party:	Deutsche

Determining Party:	Deutsche

Representations:

Non-Reliance:	Applicable

Agreement and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Method of Delivery:
Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to this Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.
     Miscellaneous:

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

The parties hereto intend as follows: (A) Deutsche and any Collateral Custodian is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”) and, in the case of any Collateral Custodian, is acting as agent or custodian for Deutsche in connection with this Confirmation; (B) this Confirmation is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement;” and (D) all payments for, under or in connection with this Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement.”

Mutual Representations. Each of Deutsche and Counterparty represents and warrants to the other party that:

(i)	notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of any Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure; and

(ii)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”), each Transaction has been subject to individual negotiation by the parties, and no Transaction has been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA. It has entered into such Transaction with the expectation and intent that such Transaction shall be performed to its termination date;

(iii)	Securities Act. It is an “accredited investor” as defined in Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”); and

(iv)	Investment Company Act. It is a “qualified purchaser” as defined under the Investment Company Act of 1940

Counterparty Representations. Counterparty represents, warrants, acknowledges that:

(i)	Counterparty is not as of the Trade Date, and will not be after giving effect to the transactions contemplated hereby, insolvent.

(ii)	Counterparty will immediately provide notice to Deutsche upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding the Issuer, Counterparty will not communicate such information to Deutsche.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

(iii)	Counterparty has (and will at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction, and has not entered into any Transaction with the intent of avoiding any regulatory filings.

(iv)	Either (1) Counterparty is not in possession of any material non-public information regarding an Issuer of Shares underlying a Transaction, or (2) Counterparty has met the conditions of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, with respect to an Issuer of Shares underlying a Transaction.

(v)	Counterparty will not seek to terminate, amend or otherwise modify a Transaction unless (1) Counterparty is not in possession of any material non-public information regarding the relevant Issuer, or (2) Counterparty has met the conditions of Rule 10b5-1(c) in taking such action.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5
(f)	Counterparty makes the following additional representations:
(i)	Counterparty’s holding period (calculated in accordance with Rule 144(d)) with respect to the Collateral Shares commenced on August 17, 2005. The pledge of the Shares constitutes a bona fide pledge with full recourse to Counterparty.

(ii)	None of Counterparty, any person who would be considered to be the same “person” (as such term is used in Rule 144(a)(2)) or any person with whom sales by Counterparty would be aggregated under Rule 144(e) has sold any Shares (or security entitlements in respect thereof) or hedged (through swaps, options, short sales or otherwise) any long position in the Shares (or security entitlements in respect thereof) during the preceding three (3) months prior to the Trade Date of the Transaction.

(iii)	Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1).

(iv)	In connection with any sale of the Shares, Counterparty will satisfy all applicable filing, reporting or other requirements.

(v)	Counterparty acknowledges and agrees that with regard to any sale of Shares, whether pursuant to the provisions in the Confirmation entitled “Hedging Period”, an Event of Default or otherwise, Counterparty has not taken and will not take any action that could cause such sale to fail to meet all applicable requirements of Rule 144 or Rule 145(d), as applicable.

(vi)	Counterparty agrees not to pledge to any person other than Deutsche any Shares or any securities convertible or exchangeable into Shares, as security for any obligation, without the prior written consent of Deutsche.

(vii)	Counterparty acknowledges and agrees that (i) the entering into of this Transaction will constitute a “sale” of the Collateral Shares for purposes of Rule 144 or Rule 145, as applicable, (ii) Counterparty will transmit a Form 144 for filing with the SEC and, if applicable, the New York Stock Exchange contemporaneously with the execution of the Confirmation and such Form 144 shall be in a form reasonably acceptable to Deutsche, (iii) Counterparty will deliver a seller’s representation letter to Deutsche in a form customarily used by Deutsche contemporaneously with the execution of the Confirmation and each representation, warranty and agreement in such representation letter shall be deemed to be incorporated herein and (iv) promptly following the Last Hedging Date, Counterparty agrees to transmit for filing with the SEC and, if applicable, the New York Stock Exchange an amendment to the previously filed Form 144 in a form reasonably acceptable to Deutsche.

(vi)	Counterparty represents, warrants, acknowledges and agrees with Deutsche that it will assist Deutsche so that this Transaction does not violate the position limits established pursuant to the Rules of the National Association of Securities Dealers.
Investor Status. Counterparty represents and warrants to Deutsche, as of the Trade Date, that it, together with its consolidated affiliates has at least $30 million in Aggregate financial assets.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5
“Aggregate financial assets” shall include cash, money-market instruments, securities of unaffiliated issuers, futures, options on futures and other derivative instruments.
Governing law: The law of the State of New York.

Collateral:	Counterparty hereby pledges the Shares in an amount equal to the Number of Shares specified herein (and all proceeds thereof) (the “Collateral Shares”) to Deutsche to secure this Transaction (if such Shares are in certificated form, together with proper instruments of assignment duly executed in favor of Deutsche or its designee or in blank and in a form satisfactory to Deutsche);

On any date following the Trade Date, Counterparty has the right but not obligation to substitute Eligible Collateral (as hereinafter defined) for the Collateral Shares pursuant to a Credit Support Annex (in a form acceptable to Deutsche) until Counterparty has fulfilled its obligations under the Transaction, in an amount determined by the Deutsche for each day that Eligible Collateral is posted. “Eligible Collateral” means cash or negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than one year (valued at 99% of their face value). The Calculation Agent shall mark to market the amount of Collateral (as defined below) required to be posted by Counterparty on every Exchange Business Day and notify Counterparty in the event the amount of Collateral posted is less than required.

The following provisions will apply with respect to all Collateral:

Counterparty hereby grants Deutsche a continuing first priority, perfected security interest in and right of setoff against the Collateral Shares and any Additional Eligible Collateral, all distributions thereon and rights relating thereto, any other collateral acceptable to Deutsche in its sole discretion that may be delivered by or on behalf of Counterparty in connection with this Transaction and all proceeds of any of the foregoing (collectively, “Collateral”), as security for the prompt and complete payment and performance when due (whether on an Early Termination Date or otherwise) of all of Counterparty’s payment and performance obligations under the Agreement and this Confirmation (the “Secured Obligations”).

Deutsche may reregister the Collateral Shares and any other Collateral consisting of securities in its name or the name of its nominee at any time and, if such Shares or such other Collateral are in certificated form, Counterparty agrees to use reasonable best efforts (including, without limitation, providing at Counterparty’s expense any opinion of counsel required by the Issuer) to cause the Issuer to effect such reregistration.

For the avoidance of doubt, Deutsche shall not have the right, absent via written agreement of Counterparty, to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (“Rehypothecate”) any Collateral Shares.

Counterparty represents that, on each date on which Counterparty delivers Collateral to or on which Deutsche otherwise receives Collateral, (i) Counterparty is the owner of all Collateral free of any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than any Disclosed Restriction, (ii) Counterparty has the power

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

and authority to grant a first priority perfected security interest to Deutsche in the Collateral, (iii) upon the delivery of the Collateral Shares as described above and any other Collateral to Deutsche or its designee in a manner acceptable to Deutsche, Deutsche will have a valid and perfected first priority security interest in the Collateral Shares and the other Collateral, (iv) no consent, approval, authorization or other order of, or filing with, any person or entity, governmental or otherwise, is required in connection with the execution and delivery of this Confirmation, or the grant, perfection or enforcement of the security interest created hereby and (v) none of Counterparty’s entry into this Confirmation or Deutsche’s exercise of any of its rights and remedies hereunder will violate or conflict with the terms of any agreement made by or applicable to Counterparty or will violate or conflict with any law, rule, policy or order applicable to Counterparty or the Collateral. “Disclosed Restrictions” means Shares that are subject to SEC Rule 144 of the General Rules and Regulations under the Securities Act of 1933.

Counterparty will faithfully preserve and protect Deutsche’s security interest in the Collateral, will defend Deutsche’s right, title, lien and security interest in and to the Collateral against the claims and demands of all persons whomsoever, and will do all such acts and things and deliver all such documents and instruments, including, without limitation, further pledges, assignments, account control agreements, financing statements and continuation statements, as Deutsche in its sole discretion may reasonably deem necessary or advisable from time to time in order to preserve, protect and perfect such security interest or to enable Deutsche to exercise or enforce its rights with respect to any Collateral. Counterparty hereby irrevocably appoints Deutsche as Counterparty’s attorney-in-fact for the purpose of taking any action and executing any instrument which Deutsche may reasonably deem necessary or advisable to accomplish the purposes of the pledge contemplated by this Confirmation.

Counterparty will not permit any lien, security interest, charge, adverse claim, restriction on transfer or other encumbrance, other than the lien and security interest Counterparty created hereby in favor of Deutsche and any Disclosed Restriction, to exist upon any of the Collateral. Counterparty will not take any action that could in any way limit or adversely affect the ability of Deutsche to realize upon its rights in the Collateral.

The provisions of this “Collateral” Section constitute a Credit Support Document with respect to Counterparty. This Transaction shall be disregarded for purposes of determining Exposure under any Credit Support Annex between the parties and any Collateral delivered to or received by Deutsche under this Confirmation shall constitute neither Posted Collateral nor an Independent Amount under any such Credit Support Annex.

Each of Deutsche and DBSI shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if Deutsche and DBSI exercises at least the same degree of care as they would exercise with respect to their own property. Except as specified in the preceding sentence, Deutsche and DBSI shall have no duty with respect to the Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights in the Collateral pertaining thereto.

Counterparty will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, upon becoming aware of the same. Notwithstanding anything to the contrary elsewhere in the Agreement or any Confirmation, all payments and all deliveries of Collateral, or income or distributions in respect of Collateral, pursuant to the Agreement shall be made and the value of any Collateral, or income or distributions in respect of

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

Collateral, shall be calculated net of any and all present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority in respect thereof.

Deutsche may designate one or more entities, each of which may be an affiliate of Deutsche or an unaffiliated financial institution or securities intermediary (within the meaning of Section 8-501(a) of the NYUCC) in the United States to serve as its custodian or agent with respect to the Collateral (the “Collateral Custodian”). Deutsche shall not be liable for any act or omission of any Collateral Custodian selected by it in good faith. The initial Collateral Custodian will be DBSI and DBSI will open a securities account having account no. (the “Collateral Account”), to which the Collateral will initially be credited. The Collateral held by the Collateral Custodian will be treated as “financial assets” within the meaning of Section 8-102(a)(9) of the NYUCC. Notwithstanding any provision in any agreement relating to the Collateral Account which may be stated to be governed by the law of a jurisdiction other than New York, the establishment and maintenance of the Collateral Account shall be governed by the law of the State of New York. The Collateral Custodian agrees that it will comply with entitlement orders and other instructions originated by Deutsche concerning the Collateral without further consent by the Counterparty. Except upon the written consent of Deutsche, the Collateral Custodian shall not comply with any entitlement order or instruction originated by anyone other than Deutsche with respect to the Collateral.

Unless (i) an event has occurred and is continuing which with the passage of time, the giving of notice or both could result in an Event of Default or Termination Event with respect to Counterparty (a “Potential Event”), (ii) an Event of Default or Termination Event has occurred and is continuing with respect to Counterparty or (iii) an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Deutsche shall pay over, or cause to be paid over, to Counterparty any cash dividends or similar cash distributions made in respect of the Collateral actually received by or on behalf of Deutsche (other than any Excluded Distribution); any such cash dividends or similar cash distributions paid over to Counterparty (other than any Excluded Distribution) shall no longer be retained as Collateral. Deutsche shall retain any Excluded Distribution as Collateral. Any Excluded Distribution, if received by Counterparty, shall promptly be paid or delivered to Deutsche in the manner directed by Deutsche to be held as Collateral hereunder, and shall be deemed held in trust for Deutsche until so paid or delivered. For purposes of this paragraph, “Excluded Distribution” shall mean any dividend or other distribution in respect of the Collateral (i) whose receipt constitutes a Potential Adjustment Event or (ii) that is made in connection with a Merger Event.

Unless (i) a Potential Adjustment Event, Event of Default or Termination Event has occurred and is continuing with respect to Counterparty or (ii) an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Counterparty shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Confirmation or the Agreement.

Unless Counterparty satisfies Counterparty’s obligations under this Transaction through delivery of other Shares or cash, Counterparty hereby authorizes Deutsche on the applicable Settlement Date to apply Collateral in the form of Shares to satisfy Counterparty’s delivery obligations, if any, under this Transaction; provided that in no

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

event shall (i) Deutsche be required to make such application and (ii) this provision be construed as altering in any way Counterparty’s obligations to satisfy all conditions to physical settlement under this Confirmation (see “Conditions to Physical Settlement” above).

If (A) an Event of Default or Termination Event has occurred and is continuing with respect to Counterparty or (B) an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Deutsche shall be entitled forthwith, at its election, (i) to exercise all rights with respect to the Collateral, (ii) to demand, sue for, collect, receive and give acquittance for any and all dividends or other distributions or monies due or to become due upon or by virtue thereof, and to settle, prosecute or defend any action or proceeding with respect thereto, (iii) to sell in one or more sales the whole or any part of the Collateral or otherwise to transfer or assign the same, (iv) to set off any amounts payable by Counterparty with respect to any Secured Obligations against any Collateral held by Deutsche or the cash equivalent of any Collateral (or any obligation of Deutsche to deliver any Collateral to Counterparty) and (v) otherwise to act with respect to the Collateral or the proceeds thereof as though Deutsche were the outright owner thereof.

Counterparty acknowledges and agrees that the Collateral may decline speedily in value and is of a type customarily sold on a recognized market and, therefore, that Deutsche is not required to send any notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any notice that is required under applicable law and cannot be waived (in which case Counterparty agrees that ten days’ prior written notice shall be commercially reasonable). Any public or private sale may be either for cash or upon credit or for future delivery at a commercially reasonable price, and, to the extent permitted by applicable law, Deutsche may be the purchaser of the whole or any part of the Collateral so sold and hold the same thereafter in its own right free from any claim of Counterparty or any right or equity of redemption, which right or equity is hereby waived and released. Deutsche reserves the right to reject any and all bids at any sale which, in its sole discretion, it shall deem inadequate.

If (i) an Event of Default or Termination Event has occurred and is continuing with respect to Counterparty or (ii) an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, upon request of Deutsche, Counterparty shall use Counterparty’s best efforts to procure the registration by the Issuer of the Collateral under the 1933 Act and to qualify the Collateral under, and comply with, applicable securities or “blue sky” laws of any jurisdiction designated by Deutsche, if applicable.

Counterparty acknowledges that: (i) any sale in accordance with this Confirmation shall be deemed to have been made in a commercially reasonable manner and (ii) Deutsche shall incur no responsibility or liability for selling all or any of the Collateral under this Confirmation at a price which Deutsche may deem reasonable under the circumstances, notwithstanding the possibility that a higher price (including a substantially higher price) might be realized if such sale were deferred until after registration under the 1933 Act (if applicable) or if the Collateral were sold at a public sale.

In addition to the rights and remedies granted to it in this Confirmation or the Agreement, Deutsche shall have all the rights and remedies of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised).

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

Deutsche shall apply the Collateral or the net proceeds of any such collection, exercise or sale to the payment in whole or in part of the Secured Obligations in such order as Deutsche shall determine in the exercise of its sole discretion. Counterparty shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which Deutsche is entitled.

Without limiting the other provisions of this Confirmation or the Agreement, Counterparty shall be liable to Deutsche, DBSI and any Collateral Custodian for all costs and expenses (including, without limitation, reasonable legal fees) incurred in connection with the enforcement of Deutsche’s rights and remedies hereunder, and such costs and expenses and any interest thereon shall be Secured Obligations. Such costs and expenses shall be payable on demand and shall bear interest until paid at the Default Rate.

When (i) no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations (except for any potential liability under Section 2(d) of the Agreement) or (ii) (x) no amounts are or thereafter may become payable or Shares deliverable by Counterparty with respect to any Secured Obligations relating to this Transaction (except for any potential liability under Section 2(d) of the Agreement), (y) no Event of Default or Termination Event has occurred and is continuing with respect to Counterparty and (z) no Early Termination Date has occurred or been designated as the result of an Event of Default or Termination Event with respect to Counterparty, Deutsche will return to Counterparty all Collateral, if any.

Netting and Set-Off:	If an Early Termination Date has occurred or been designated as a result of an Event of Default or Termination Event with respect to Counterparty, Deutsche may, without prior notice to Counterparty, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Counterparty to Deutsche or any Affiliate of Deutsche (the “Deutsche Set Off Amount”) against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Deutsche or any Affiliate of Deutsche to Counterparty (the “Counterparty Set Off Amount”). Deutsche will give notice to Counterparty of any set off effected under this provision.

For this purpose, either the Deutsche Set Off Amount or the Counterparty Set Off Amount (or the relevant portion of such set off amounts) may be converted by Deutsche into the currency in which the other set off amount is denominated at the rate of exchange at which Deutsche would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If a sum or obligation is unascertained, Deutsche may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

Miscellaneous:

Each party (i) consents to the recording of the telephone conversations of trading and marketing and/or other personnel of the parties and their Affiliates in connection with this

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5

Confirmation, the Agreement or any potential Transaction; (ii) agrees to obtain any necessary consent of and give notice of such recording to such personnel of such party and such party’s Affiliates; and (iii) agrees that recordings may be submitted in evidence in any proceedings relating to this Confirmation or the Agreement.
EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION, THE AGREEMENT OR ANY TRANSACTION.

3.	Account Details:

	Payments to Deutsche:	Bankers Trust Company, New York
SWIFT BIK CODE: BKTR US 33 XXX
Account No: 04-411-739
Fed ABA No: 021001033
Chips ABA No: 0103
Chips UID No: 096804
Favour Deutsche Bank AG London

	Payments to Counterparty:	To be advised

4.	Contact Names:

	Confirmations	Anita Kohli
	Telephone:	212-250-3596
	Fax:	212-797-8826
	e-mail address:	anita.kohli@db.com

	Payments/Fixings	Anita Ramnarain
	Telephone:	212-250-2966
	Fax:	212-797-9377
	e-mail address:	anita.ramnarian@db.com

5.	Offices:	(a) The Office of Deutsche for the Transaction is London; and

(b) The Office of Counterparty for the Transaction is New York
THIS MESSAGE WILL BE THE ONLY FORM OF CONFIRMATION DESPATCHED BY US. PLEASE EXECUTE AND RETURN IT BY FACSIMILE IMMEDIATELY TO FAX NUMBER +44 207 541 4913. IF YOU WISH TO EXCHANGE HARD COPY FORMS OF THIS CONFIRMATION PLEASE CONTACT US.
Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Deutsche will make the time of execution of this Transaction available upon request.
Deutsche is regulated by the Financial Services Authority.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5
We are very pleased to have concluded this Transaction with you.
Kind regards,

DEUTSCHE BANK AG LONDON	REVIEWED BY:

By:	By:

Name:
Title: Attorney-in-Fact

By:	By:

Name:
Title: Attorney-in-Fact

DEUTSCHE BANK SECURITIES INC., acting solely as Agent and Collateral Custodian in connection with this Transaction

By:

Name:
Title:

By:

Name:
Title:

Confirmed and Acknowledged as of the date first above written:

LED I, LLC

By:

Name:
Title:

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Exhibit 99.5
EXHIBIT A
FINAL PRICING NOTICE
November 21, 2005
LED I, LLC (“Counterparty”)
Attn: Jamie Knez
Tel: 847-291-5707
Fax: 847-291-5807
Dear Sir or Madam:
This Final Pricing Notice is the Final Pricing Notice referred to in the Confirmation (the “Confirmation”), dated November 21, 2005, between Counterparty and Deutsche Bank AG, acting through its London branch (“Deutsche”) confirming the terms of a transaction between the parties (the “Transaction”) with the Trade Date specified below and governed by the ISDA Master Agreement referred to in the Confirmation. For all purposes under the Transaction, the terms of the Transaction shall be as follows:
1.	Trade Date: November 21, 2005

2.	Effective Date: November 21, 2005.

3.	Number of Shares: 1,467,125.

4.	Leg-In Price: USD 21.83.

5.	Forward Floor Price: The USD price per share equal to 108.15% of the Leg-In Price

6.	Forward Cap Price: The USD price per share equal to 97.00% of the Leg-In Price.
Kind regards,
DEUTSCHE BANK SECURITIES INC.
acting as Agent in connection with the Transaction

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address:
Winchester House, 1 Great Winchester Street, London EC2N 2DB.